Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-263613 and 333-261284 on Form S-3 and Registration Statement Nos. 333-268749, 333-265935 and 333-251437 on Form S-8 of our report dated March 15, 2022, relating to the financial statements of CarLotz, Inc. appearing in the Current Report on Form 8-K/A dated February 24, 2023.

/s/DELOITTE & TOUCHE LLP

Detroit, Michigan

February 24, 2023